Exhibit 10.1

STANLEY INTERIORS CORPORATION

DEFERRED COMPENSATION CAPITAL ENHANCEMENT PLAN

Effective: January 1, 1986

(Amended and Restated in its entirety August 1, 1987)

STANLEY INTERIORS CORPORATION
DEFERRED COMPENSATION CAPITAL ENHANCEMENT PLAN

1.                  Statement of Purpose

The purpose of the Deferred Compensation Capital Enhancement Plan is to aid Stanley Interiors Corporation (the “Company”) and its subsidiaries in attracting and retaining key employees by providing a compensation deferral vehicle.

2.                  Definitions

2.1	Actual Retirement Date - “Actual Retirement Date” means the date that a Participant’s employment with Employer terminates for reasons other than death on or after the date the Participant attains age 55.

2.2	Administrative Committee - “Administrative Committee” means the Administrative Committee of Stanley Interiors Corporation.

2.3	Agreement - “Agreement” means the written agreement (substantially in the form attached to this Plan) that shall be entered into by the Employer and a Participant pursuant to Section 4.1 with respect to a Cycle.

2.4	Beneficiary - “Beneficiary” means the person or persons designated as such in accordance with Section 8.

2.5	Cycle - “Cycle” means a discrete two (2) year pay-in period for each deferral.

2.6	Deferred Compensation Account - “Deferred Compensation Account” means the account maintained on the books of account of the Employer for each Participant pursuant to Section 6.

2.7	Early Retirement - “Early Retirement” means the termination of a Participant’s employment with Employer for reasons other than death on or after the date the Participant attains age 55 and prior to attaining age 65.

2.8	Effective Date - “Effective Date” means the date on which the Plan commences.

2.9	Elective Deferred Compensation - “Elective Deferred Compensation” means the amount elected by the employee in his Deferral Election Agreement to be deferred over a two-year Cycle, subject to reduction under Section 4.2 and by reason of termination of employment.

2.10	Eligible Employee - “Eligible Employee” means an Employee who has been approved by the Administrative Committee as eligible under the Plan.

2.11	Employee - “Employee” means any person employed by the Employer on a regular full-time salaried basis, including officers of the Employer.

2.12	Employer - “Employer” means Stanley Interiors Corporation or any of its subsidiaries.

2.13	Normal Retirement - “Normal Retirement” means the termination of a Participant’s employment with Employer for reasons other than death on or after the date the Participant attains age 65.

2.14	Participant - “Participant” means an Eligible Employee participating in the Plan in accordance with the provisions of Section 4, or a former Eligible Employee entitled to benefits under Section 6.4.

2.15	Plan Year - “Plan Year” means the calendar year beginning January 1.

2.16	Vested Cycle - “Vested Cycle” means a Cycle that began at least seven (7) years before the Participant’s termination of employment with the Employer before age 55 for reasons other than death or disability.

3.                  Administration of the Plan

3.1	Administration of the Plan - The Administrative Committee by appointment of the Board of Directors shall be the sole administrator of the Plan and will administer the Plan.

4.                  Participation

4.1	Election to Participate. Any Eligible Employee may elect to participate in the Plan by filing a completed and executed Agreement with the Administrative Committee prior to the beginning of the first Plan Year of any Cycle with respect to which the Employee is eligible to participate in the Plan. Pursuant to such Agreement, the Eligible Employee shall elect to reduce Compensation otherwise payable to him for each of the two (2) Plan Years commencing with his first Plan Year of participation by an amount specified in the eligible employee’s Deferral Agreement.

a.	The minimum amount of Elective Deferred Compensation shall be $10,000. The maximum amount of Elective Deferred Compensation shall be 40% of the Participant’s annual base salary on the first day of August preceeding the beginning of any Cycle

b.	Elective Deferred Compensation may be deferred on either a lump-sum basis from a Participant’s annual cash bonuses and/or on a payroll reduction basis from a Participant’s salary in a manner approved by the Administrative Committee.

4.2	Termination of Election. A Participant’s election to defer Compensation is irrevocable upon the filing of his Agreement with the Administrative Committee, provided, however, that the election may be terminated with respect to Compensation not yet paid by mutual agreement in writing between the Participant and the Administrative Committee. Such termination if approved shall be effective beginning with the Compensation paid during the pay period following the execution of such mutual agreement. Subsequent to such termination the benefits payable to the Participant will be adjusted to reflect the reduced deferral amount.

5.                  Accounts

5.1	Deferred Compensation Accounts. The Administrative Committee shall establish and maintain on the books of accounts of the Company a separate Deferred Compensation Account for each Participant. The Participant’s Elective Deferred Compensation attributable to each pay period shall be credited by the Employer to the Participant’s Deferred Compensation Account on the day following the end of such pay period.

5.2	Crediting of Interest. Each Participant’s Deferred Compensation Account will be credited with simple interest at the rate of eight (8) percent per year. Interest shall begin to accrue with respect to a Cycle from the date the amount deferred during the Cycle equals the Elective Deferred Compensation for the Cycle.

6.                  Benefits

6.1	Pre-Retirement Participant Benefit

a.	If, at the beginning of a Cycle, a Participant is younger than 45 years old, he shall receive from his Employer a payment equal to one-half the Elective Deferred Compensation for the Cycle on each of the seventh, eighth, ninth, tenth, eleventh, and twelfth anniversaries of the beginning of the Cycle.

b.	If, at the beginning of a Cycle, a Participant is 45 years old, he shall receive from his Employer a payment equal to one-half the Elective Deferred Compensation for the Cycle payable on each of the seventh, eighth, ninth, tenth, and eleventh anniversaries of the beginning of the Cycle.

c.	If, at the beginning of a Cycle, a Participant is 46 years old, he shall receive from his Employer a payment equal to one-half of the Elective Deferred Compensation for the Cycle payable on each on the seventh, eighth, ninth, and tenth anniversaries of the beginning of the Cycle.

d.	If, at the beginning of a Cycle, a Participant is 47 years old, he shall receive from his Employer a payment equal to one-half of the Elective Deferred Compensation for the Cycle payable on each of the seventh, eighth, and ninth anniversaries of the beginning of the Cycle.

e.	If, at the beginning of a Cycle, a Participant is at least 48 years old but less than 55 years old, he shall receive from his Employer a payment equal to one-half the Elective Deferred Compensation for the Cycle payable on each of the seventh and eighth anniversaries of the beginning of the Cycle.

f.	If, at the beginning of a Cycle, a Participant is at least 55 years old, no Pre-Retirement Participant Benefit will be paid.

6.2	Vested Normal Retirement Benefit

a.	If, at the beginning of a Cycle, a Participant is less than 46 years old, his Employer shall pay to the Participant, commencing on January 2 of the year following Normal Retirement and on each succeeding January 2 thereafter for as long as the Participant lives, an annual amount equal two (2) times the Elective Deferred Compensation for the Cycle.

b.	If, at the beginning of a Cycle, a Participant is at least 46 years old but less than 48 years old, his Employer shall pay to the Participant, commencing on January 2 of the year following Normal Retirement and at each succeeding January 2 thereafter for as long as the Participant lives, an annual amount equal to one and three-quarters (1 3/4) times the Elective Deferred Compensation for the Cycle.

c.	If, at the beginning of a Cycle, a Participant is 48 years old, his Employer shall pay to the Participant, commencing on January 2 of the year following Normal Retirement and at each succeeding January 2 thereafter for as long as the Participant lives, an annual amount equal to one and one-half (1 1/2) times the Elective Deferred Compensation for the Cycle.

d.	If, at the beginning of a Cycle, a Participant is 49 years old, his Employer shall pay to the Participant, commencing on January 2 of the year following Normal Retirement and at each succeeding January 2 thereafter for as long as the Participant lives, an annual amount equal to one and one-quarter (1 1/4) times the Elective Deferred Compensation for the Cycle.

e.	If, at the beginning of a Cycle, a Participant is at least 50 years old but less than 52 years old, his Employer shall pay to the Participant, commencing on January 2 of the year following Normal Retirement and at each succeeding January 2 thereafter for as long as the Participant lives, an annual amount equal to the Elective Deferred Compensation for the Cycle.

f.	If, at the beginning of a Cycle a Participant is 52 years old, his Employer shall pay to the Participant, commencing on January 2 following Normal Retirement and on each succeeding January 2 thereafter for as long as the Participant lives, an annual amount equal to eighty-five percent (85%) of the Elective Deferred Compensation for the Cycle.

g.	If, at the beginning of a Cycle a Participant is 53 years old, his Employer shall pay to the Participant, commencing on January 2 following Normal Retirement and on each succeeding January 2 thereafter for as long as the Participant lives, an annual amount equal to seventy-five percent (75%) of the Elective Deferred Compensation for the Cycle.

h.	If, at the beginning of a Cycle a Participant is 54 years old, his Employer shall pay to the Participant, commencing on January 2 following Normal Retirement and on each succeeding January 2 thereafter for as long as the Participant lives, an annual amount equal to fifty percent (50%) of the Elective Deferred Compensation for the Cycle.

i.	If, at the beginning of a Cycle, a Participant is at least 55 years old, but less than 57 years old, his Employer shall pay to the Participant, commencing on January 2 of the year following Normal Retirement and on each succeeding January 2 thereafter for as long as the Participant lives, an annual amount equal to seventy percent (70%) of the Elective Deferred Compensation for the Cycle.

j.	If, at the beginning of a Cycle, a Participant is 57 years old, his Employer shall pay to the Participant, commencing on January 2 following Normal Retirement and on each succeeding January 2 thereafter for as long as the Participant lives, an annual amount equal to fifty-two percent (52%) of the Elective Deferred Compensation for the Cycle.

k.	If, at the beginning of a Cycle, a Participant is 58 years old, his Employer shall pay to the Participant, commencing on January 2 following Normal Retirement and on each succeeding January 2 thereafter for as long as the Participant lives, an annual amount equal to forty-four percent (44%) of the Elective Deferred Compensation for the Cycle.

l.	If, at the beginning of a Cycle a Participant is more than 58 years old, his Employer shall pay to the Participant, commencing on January 2 following Normal Retirement and on each succeeding January 2 thereafter for as long as the Participant lives, an annual, amount equal to twenty-seven percent (27%) of the Elective Deferred Compensation for the Cycle.

m.	If a Participant dies after Normal Retirement Date, but before receiving a total of fifteen (15) annual payments, his Beneficiary shall be entitled to the remaining fifteen (15) annual payments, if any. The Participant may specify that any amount payable hereunder to any Beneficiary shall be made either by continuing the annual payments due to the Participant or in a lump sum, based upon the present value of the remaining annual payments. The discount rate to be applied to the lump sum equivalent shall equal 100% of the prime rate then charged by Morgan Guaranty Trust Company of New York.

6.3	Vested Early Retirement Benefit. If a Participant retires early (within the definition of Section 2.7 for Early Retirement), then the Participant’s benefits shall be determined under this Section 6.3 and shall be in lieu of any benefits under Section 6.2 and any unpaid benefits under Section 6.1.

a.	Commencing on January 2 of the year following Early Retirement and on each succeeding January 2 thereafter for as long as the Participant lives, he shall receive from his Employer an annual amount equal to that which he would have received under Section 6.2 had he remained an Employee of the Employer until Normal Retirement, reduced by five-twelfths (5/12) of one percent for each full calendar month by which his Actual Retirement Date preceeds Normal Retirement.

b.	If a Participant retires early (within the definition of Section 2.7 for Early Retirement) and dies before receiving a total of fifteen (15) annual payments, his Beneficiary shall be entitled to the remaining fifteen (15) payments, if any. The participant may specify that any amount payable hereunder to Beneficiary shall be made by continuing the annual payments due to the Participant or in a lump-sum, based on the present value of the remaining annual payments. The discount rate to be applied to the lump-sum equivalent shall equal 100% of the prime then charged by Morgan Guaranty Trust Company of New York.

6.4	Termination of Employment. In the event a Participant’s employment with the Employer terminates for any cause other than death or disability before he is eligible for Early Retirement, then the Participant’s benefit shall be determined under this Section 6.4 and shall be in lieu of any benefits under Section 6.2, 6.3 and any unpaid benefits under Section 6.1.

a.	With respect to each Vested Cycle, if any, the Participant shall be entitled to benefits identical to those he would have received under Section 6.3 had he remained an active Employee until age 55, but based on his actual Elective Deferred Compensation.

b.	His Employer shall pay to the Participant, no later than twelve (12) months following termination, an amount equal to the portion of his Deferred Compensation Account attributable to any Cycle that is not a Vested Cycle.

6.5	Pre-Retirement Death Benefit. Unless waived by the Participant under the terms of his Agreement, if a Participant dies while in the service of the Employer, the Employer shall pay a death benefit as provided in a, b, c, d, or e below. Unless waived by the Participant under the terms of his Agreement, if a Participant dies after termination of employment and before age 55, the Employer shall pay a death benefit as provided in a, b, c, d or e below with respect to each Vested Cycle, if any. The death benefit hereunder shall not in any event be less than the Participant’s Deferred Compensation Account at the date of payment, with interest credited at seventeen percent (17%) thereon.

a.	If, at the beginning of a Cycle, the Participant was less than 48 years old, the Employer shall pay to the Beneficiary, a lump-sum payment equal to of seven and one-half (7 1/2) times the Deferral Amount for the Cycle.

b.	If, at the beginning of a Cycle, the Participant was at least 48 years old, and less than 51 years old, the Employer shall pay to the Beneficiary, in a lump sum, an amount equal to seven (7) times the Deferral Amount for the Cycle.

c.	If, at the beginning of a Cycle, the Participant was at least 51 years old, and less than 53 years old, the Employer shall pay to the Beneficiary, in a lump-sum, an amount equal to six and one-half (6 1/2) times the Deferral Amount for the Cycle.

d.	If, at the beginning of a Cycle, the Participant was at least 53 years old and less than 55 years old, the Employer shall pay to the Beneficiary, in a lump-sum, an amount equal to six (6) times the Deferral Amount for the Cycle.

e.	If, at the beginning of a Cycle, the Participant was at least 55 years old, the Employer shall pay to the Beneficiary, in a lump sum, an amount equal to five and one-half (5 1/2) times the Deferral Amount for the Cycle.

6.6	Disability. If a Participant terminates employment for reasons of disability, as defined in the Employer’s Long-Term Disability Plan, the Participant shall be deemed to continue service as an Employee of the Company for purposes of vesting, death benefits, normal retirement benefits, and pre-retirement participant benefits.

6.7	Emergency Benefit. In the event that the Administrative Committee, upon written petition of the Participant, determines in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Employer may pay to the Participant, as soon as practicable following such determination, an amount necessary to meet the emergency, not in excess of the Deferred Compensation Account credited to the Participant. For purposes of this Plan, an unforeseen financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or educational expenses for children shall not be considered to be the result of an unforeseeable financial emergency. The amount of the benefit otherwise payable to the Participant under Sections 6.1, 6.2, 6.3, 6.4, or 6.5 shall thereafter be actuarially reduced to reflect the early payment of the Emergency Benefit.

6.8	Withholding; Unemployment Taxes. To the extent required by law, the Employer shall withhold from payments made hereunder an amount equal to at least the minimum taxes required to be withheld by the federal or any state or local government.

6.9	Commencement of Payments. Except as otherwise provided in this Plan, commencement of payments under this Plan shall begin sixty days following receipt of notice, by the Administrative Committee of an event which entitles a Participant (or Beneficiary) to payments under the Plan, or at such earlier date as may be determined by the Administrative Committee.

7.                  Beneficiary Designation

Each Participant shall have the right at any time, to designate any person or persons including, but not limited to, a trust, as his Beneficiary or Beneficiaries (both principal and contingent) to whom payment under this Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due him under the Plan.  Each beneficiary designation shall become effective only when filed in writing with the Administrative Committee during the Participant’s lifetime on a form provided by the Administrative Committee.

The filing of a new beneficiary designation form will cancel all beneficiary designations previously filed.  Any finalized divorce of a Participant subsequent to the date of filing of a beneficiary designation form naming such former spouse as beneficiary shall revoke such designation.  The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of Beneficiary or Beneficiaries other than the spouse.

If a Participant fails to designate a Beneficiary as provided above or if his beneficiary designation is revoked by divorce, or otherwise, without execution of a new designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the distribution of such benefits shall be made to the Participant’s estate.

Notwithstanding any provision of this Plan to the contrary, any beneficiary designation may be changed by a Participant by written filing of such change on a form prescribed by the Administrative Committee.

8.                  Amendment and Termination of Plan

8.1	Amendment. The Board of Directors may at any time amend the Plan in whole or in part, provided, however, that except as provided in 8.2 or 8.3, no amendment shall be effective to decrease the benefits under the Plan payable to any Participant with respect to any Elective Deferred Compensation deferred prior to the date of the amendment. Written notice of any amendments shall be given to each Employee then participating in the Plan. Notwithstanding the foregoing, in the event of an occurrence as specified in 8.3, no amendment may be made to the Plan.

8.2	Termination of Plan

a.	Employer’s Right to Terminate. The Board of Directors may at any time terminate the Plan, if, in its judgment, the continuance of the Plan will result in significantly greater costs to the Company, due to changes in tax or other laws, than at the time the Plan was established. Notwithstanding the foregoing, in the event of an occurrence as specified in 8.3, the Plan may not be terminated.

a.	Payments Upon Termination. Upon any termination of the Plan under this section, compensation shall prospectively cease to be deferred for the then Plan Year, and the Employer will pay each Participant the value of his or her Deferred Compensation Account.

8.3	Successors and Mergers, Consolidations or Change In Control. The terms and conditions of this Plan and each Agreement shall enure to the benefit of and bind Stanley Interiors Corporation, the Participants, their successors, assignees, and personal representatives. If substantially all of the assets of the Company are acquired by another corporation or entity or if the Company is merged into, or consolidated with, another corporation or entity, or if there is any change in control of the Company, then the obligations created hereunder and as a result of the Company’s acceptance of Agreements shall be obligations of the successor corporation or entity.

9.                  Miscellaneous

9.1	Unsecured General Creditor. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests, or other claims in any property or assets of the Employer, nor shall they be Beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts, or the policies therefrom owned or which may be acquired by Employer (“policies”). Such policies or other assets of Employer shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Plan. Such policies or other assets of Employer shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns or held in any way as collateral security for fulfilling the obligations of Employer under this Plan. Any and all of the Employer’s assets and policies shall be and remain general, unpledged, unrestricted assets of the Employer. Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise of Employer to pay money in the future.

8.2	Obligations to the Employer. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owed to the Employer, then the Employer may offset such amounts owing it or an affiliate against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

9.3	Non-Assignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferrable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferrable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

9.4	Employment Not Guaranteed. Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Employee any right to be retained in the employ of the Employer or to serve as a director.

9.5	Protective Provisions. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Employer may deem necessary and taking such other relevant action as may be requested by the Employer. If a Participant refuses to cooperate, the Employer shall have no further obligation to the Participant under the Plan. If a Participant commits suicide during the two-year period beginning on the first day of a Plan Cycle, or if the Participant makes any material misstatement of information or nondisclosure of medical history with regard to a Cycle, then no benefits will be payable to such Participant or his Beneficiary from such Cycle, or in the Employer’s sole discretion, benefits may be payable in a reduced amount.

9.6	Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

9.7	Captions. The captions to the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.8	Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Virginia.

9.9	Validity. In the event of any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

9.10	Notice. Any notice or filing required or permitted to be given to the Administrative Committee shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Employer,directed to the attention of the President of the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.